Exhibit 99.2

Transcript of
Westmoreland Coal Company
2013 First Quarter Investor Conference Call
April 26, 2013

Presenters
Robert King -Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer
Keith Alessi - Chairman
Doug Kathol - Executive Vice President

Participants
Charles Frischer - LF Partners
David Olkovetsky - Jefferies and Company
Bob Clutterbuck - Clutterbuck Capital
Matt Farwell - Imperial Capital
Brian Taddeo - Robert W. Baird

Presentation

Operator
Good morning ladies and gentlemen, and welcome to Westmoreland Coal Company's Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by phone. Web participants wishing to ask a question will need to dial-in by telephone to the audio portion of the call. If anyone needs operator assistance at any time during the conference please press the star key followed by the zero on your telephone keypad. As a reminder, this conference is being recorded today, and a replay will be made available as soon as it is practical on the investor portion of the Westmoreland website through October 26, 2013.

Management's remarks today may contain forward-looking statements based on the company's projections, current expectations and assumptions regarding the business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company's actual results may differ materially from the projections given and results discussed and any such forward-looking statements.

For a summary of risk factors and other information regarding forward-looking statements, please refer to the company's Form 10-K for fiscal year 2012 as well as the company's Form 10-Q for the first quarter expected to be filed with the Securities and Exchange Commission on April 30, 2013. Any forward-looking statements represent the company's views only as of today and should be not relied upon as representing its view on any subsequent dates. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if estimates change, and therefore, you should not rely on forward-looking statements as representing the company's views as of any date subsequent to today.

Mr. Robert P. King, Chief Executive Officer of Westmoreland Coal Company will be delivering today's remarks. Thank you, Mr. King. Please begin.

Robert King - Chief Executive Officer
Thank you and good morning. Joining me today are Kevin Paprzycki, our CFO; Keith Alessi, our Chairman; and Doug Kathol, our Executive Vice President. This morning, we released our first quarter numbers, and based on Q1 financial performance, I'd say that the quarter was very much in line with what we expected, and our business model continues to prove itself.

This quarter was negatively impacted by a couple of items relative to Q1 of last year. The first of those being the outage of the Coyote Plant that impacted our Beulah sales and that's the outage extended from 2012 into the first quarter, and the second item was moving the ROVA spring outage from Q2 into Q1. We anticipated both of those items going into the quarter. So, Q1 had no real surprises for us and came in line with what we expected.

In our last call, we indicated that we expected the odd-number quarters of 2013 to be relatively flat with last year and the even quarters having some upside relative to last year, and we still believe that's going to the case with Q1 being our weakest quarter. Historically, the second quarter has generally been our weakest quarter, but this year, it appears that we're going to get some uplift due to lower snow packs in the Columbia River Basin, and that's already resulting in some decrease in hydro generation and an increase at Costrip, which is supplied by our Rosebud Mine. We're seeing that generation being heavier and expected to go longer than it went in Q2 of last year.

We also expect ROVA to run more in the second quarter versus the same quarter last year as we shifted its annual outage from Q2 into Q1 of this year. Overall, we're also seeing gas prices that are significantly higher than they were last year and expect general competitiveness and dispatch of coal generation to be better than it was last year. So, we think things are looking pretty good.

When we look at the quarter and we look at the rest of the industry, we continue to see a lot of pressure on coal companies and on their share prices and that includes pressure on our own, based on just sector pressure. Fundamentally, coal demand has not recovered significantly. Steam export market continues to be weak. There's indication that China's economy is slowing down and the sector is under a lot of pressure and there continues to be a lot of idle capacity out there.

Fortunately, our business model is somewhat resistant to market forces and we continue to believe that our customers are well-positioned to be competitive in the electricity market due to the mine-mouth model that we generally have. Despite all the sector issues, we're in pretty good shape, and we expect 2013 to be a very good year. That of course assumes that we don't have any major unexpected customer outages or no major issues that come up at our mines, but right now, things are looking pretty good. We continue to believe that our model should differentiate us from the rest of the industry and that the macro coal issues that are out there shouldn't be much of a consideration in evaluating our value relative to others in the industry.

For the quarter, there are a couple of other things I'd like to note, first, in line with our strategic goals of securing reserves to support long-term sustainability, we recently reported that with the addition of our Tract I lease at Absaloka that we did with the Crow Tribe and new coal leases from private land owners at Rosebud, Westmoreland has reached a billion tons of combined reserves and resources. This is a pretty significant milestone for us, and increasing our reserves and resources is something that we said we wanted to do and that we needed to do over the last couple of years for mine sustainability. We're very happy that we were able to reach that billion ton mark and we think it's a pretty significant milestone.

Additionally, in March, the Burlington Northern, we talked about this for some months now, the western wye at our Absaloka Mine, the Burlington Northern has begun construction on the switches and signals on the western wye, and this switching will allow us to begin marketing shipments to the west once it's completed. We are still anticipating a project completion date for that project sometime in mid-June, but it's good to know that the BN has actually begun construction on it and we don't expect any delays to that project.

Let's talk about operational performance for the quarter. Operationally during the first quarter, Westmoreland Mines again experienced no major operational or maintenance issues and everything performed well. When we look at sales and production for the quarter, the only significant issues were the outage at the Coyote Plant impacting Beulah, which we talked about a little bit already. That plant went down in November of 2012 and came back up in February of this year. Overall, in the first quarter, this outage reduced Beulah sales by about 330,000 tons.

The other major kind of issue that's out there is the Sherco 3 Plant outage continues to impact coal sales from Absaloka. Somewhere between 600,000 and 700,000 tons of coal sales were lost in the quarter due to the Sherco outage. That plant is expected to be back in service near the end of September. So that issue will continue to impact our sales through Q2 and Q3.

The timeframe on that plant coming back up has slipped a little from the last time we talked I think. It's now end of September, but based on the representations that Xcel is making relative to that plant, we're pretty confident that that timing is going to hold, and it'll be back up in operation in September. Business interruption insurance continues to mitigate the impact of that outage.

Finally, moving the ROVA outage from the second quarter to the first quarter did impact our results. The moving of that outage was a conscious decision that we made due to the excess force outages we were experiencing and that we reported in our last call. The remainder of our facilities ran at or above budgeted rates and our customers took their planned or contracted tons.

With that, I'm going to turn it over to Kevin to go over the numbers.

Kevin Paprzycki - Chief Financial Officer
Thanks Bob. Good morning. Our first quarter EBITDA came in at 25.7 million. That was down about 1.7 million or 6% from the first quarter of 2012, and as Bob indicated, our Q1 EBITDA was impacted by the Beulah outage, which year-on-year was probably down about $1.4 million and that maintenance shift that he described usually has an impact of about $4.5 million in the quarters where we plan those outages. So, of course, we expect to get that ROVA impact back in Q2.

Our first quarter revenue came in just over a $161 million. That's an increase of about a little over $14 million, almost 10%. That of course was driven by having a full quarter of Kemmerer revenue in there but it was also driven by stronger Colstrip generation and the weather patterns that we have seen up there. The impact of the Beulah outage and the ROVA maintenance outage shift also impacted our operating income which came in at $5.7 million and the net loss, which came in at 2.7 million.

During the quarter, we did generate over $9 million of cash to increase our cash and cash equivalents to $40.9 million. We were able to do that with a fairly light capital quarter. We spent $5.4 million in capital in Q1, but we're pleased that we were able to increase our cash especially after making $4.5 million of WML amortization payments as well as $16 million of interest payments as our large senior note interest payments that were due during the quarter.

We reduced our net leverage ratio again below 3 down to 2.91 during the quarter, and we expect to continue deleveraging over the course of the year. We did not buy any senior notes back during the quarter but will continue to monitor how the year is progressing and we will be looking for that going forward.

Our total liquidity increased to $84 million at the end of the first quarter between our cash and the two revolving lines of credit that we have.

Lastly, just to reiterate our guidance, based on what we see right now, we're basically going to reiterate the full year 2013 guidance that we gave at the end of the year. Our EBITDA we believe will still come in between $112 million and $120 million and we still expect our full year of capital to be within the $23 million to $28 million original guidance range, though we will expect our capital to pick up a little bit in Q2 as we complete the western wye.

With that, I'll hand it back to Bob.

Robert King - Chief Executive Officer
Thanks, Kevin. Before we open it up for questions, I'd like to make a couple of closing comments and also kick it over to Keith a little bit to see if he has something to say. First, I'd like to say we consider this to be a very good quarter considering the outages at Coyote, Sherco 3 and ROVA. We remain very pleased with the performance of our business, and we still expect 2013 adjusted EBITDA to fall in the $112 million to $120 million range, which is consistent with the guidance that we previously provided.

Last, as we discussed in our last call, the first week of this month, Keith Alessi moved up to the Executive Chairman role and I assumed the CEO role here at Westmoreland. Both Keith and Dick Klingaman, who has assumed the role of head lead director, have provided exceptional leadership for the company over the past few years and really positioned the company for success. I'd like to thank them for the shape that the company is in as I take over as CEO and they will continue to play significant roles for Westmoreland going forward and providing important continuity and be important resources for me to draw on as we go forward.

Strategically, our direction remains the same and that is we're going to continue to manage and drive down our costs, work with our customers to maximize their dispatch. We'll continue to acquire reserves and resources to ensure long-term life and sustainability of our mines. We'll continue to delever the business with free cash flows going to reduce our debt, and finally, we'll continue to look for cash-accretive acquisitions like Kemmerer and other opportunities to grow the business and create shareholder value.

At that, that's all I have to say and I'll kick it over to Keith for any comments. Keith?

Keith Alessi - Chairman
Thanks, Bob. I just would like to point out a couple things. I know a number of folks who are on the call probably saw the Seeking Alpha article online here earlier this week, but I think it's probably one of the better pieces that have been written in terms of describing our business model and the differentiation between us and the other models in the industry. I highly recommend it as a short summary of the business model.

Interestingly, they had excerpted from our investor relations package that we recently put out, and I also encourage folks to look at that. We issued the 8-K earlier in April around the 10th of the month or so. Kevin and I had the opportunity to present at the Jefferies Bond Conference earlier this month and we used those materials. It's a fresh deck. It's got updated information, it shows great trend analysis and some interesting comparables to the rest of the industry. It also really, I thought, succinctly summarized the state of power generation and specifically power generation patterns of our customer base. So, I encourage people to take a look at that, and with that, let's open it up for questions.

Operator
(Operator instructions). Our first question comes from the line of Charles Frisher with LF Partners. Please proceed with your question.

Charles Frischer - LF Partners
Good morning gentlemen, nice quarter. Obviously, at $2.50 or $2.00 a Mcf, the tradeoff between coal and gas is not as favorable to us. Can you talk about some of the trends you're seeing now that the natural gas is over $4.00 for the last few months in the business?

Robert King - Chief Executive Officer
Over the last year, there was a lot of capacity as far as drilling capacity that came out of the gas industry with the low pricing. The amount of rigs that were out there has dropped significantly. With the prices that were out there last year, drilling slowed down and obviously the supply/demand equation is balancing at a higher level. We believe that this level is the more sustainable level because in that $2.00 range, nobody's going to make money in the gas industry regardless of what kind of wells they're drilling, and so, the $4.00 to $6.00 range of gas is what we think is long-term sustainable for them to be able to make money and the place that it ought to balance out at going forward.

Based on that, our plants are competitive all day long. We're competitive even down into the $2.00 range at our mine-mouth plants, and so, [we] don't see gas as being a major factor for us especially as prices are increasing on gas.

Charles Frischer - LF Partners
Okay, thanks Bob. My next question is about the 10.75% bonds and I understand that they're pre-payable in February of 2015 at 103.5-ish and in addition, the bond covenants restrict all sorts of activities including dividend payments and share buyback acts and other corporate actions. I guess is it fair to say that if the markets are agreeable and we're able to refinance those bonds in 2015 that it would give the company also some interesting potential capital allocation strategies that you might think about at that time?

Kevin Paprzycki - Chief Financial Officer
I think that was pretty well said. I think Keith talked about it in the last call. We're kind of tied down right now, but somewhere down the line, there's an optimal capital structure for us.

Charles Frischer - LF Partners
Terrific, thanks Kevin. I have another question if I could. In the last six to twelve months, have you seen any trends in regards to frequency or severity of claims on the health or the pension side?

Robert King - Chief Executive Officer
No. In fact, our overall costs [continue] to drop incrementally as the population of folks decreases.

Kevin Paprzycki - Chief Financial Officer
I think our heritage cash spend in the first quarter continued at a pace that was even better than what we did in 2012. So, we're optimistic there.

Charles Frischer - LF Partners
I don't know if I heard you correct, Bob. The second quarter typically has been the weakest of the company. We've averaged about $14 million of EBITDA the last couple of quarters. Did I hear you say that the first quarter this year is going to be our weakest quarter, not the second quarter?

Robert King - Chief Executive Officer
That is correct.

Charles Frischer - LF Partners
If you could, if you could bear me with one more question-are there any contracts that are coming up for renewal in '14 or '15 that at this point do not look likely to be renewed?

Robert King - Chief Executive Officer
From a contracting basis, we don't have anything coming up in that timeframe, and we're contracted pretty much beyond that in most cases. Obviously, the outlier-the closest one on the radar is Beulah, which we previously announced is going away in 2016.

Charles Frischer - LF Partners
Then, one more if I could, I'm sorry for being so greedy on this, but in your slide deck, you had some mention of the possibility, I know this is not imminent, of exporting out possibly the-obviously, China and India are big buyers of coal. Is there a facility or a port capacity at all that would be available to us now or would we have to wait for something like Gateway and Washington State to kind of become operational before we could take advantage of shipping coal out west?

Robert King - Chief Executive Officer
The biggest problem is port infrastructure for exports. Obviously, there may be small allocations of capacity that come up over time, but right now, generally speaking, there isn't adequate infrastructure to accept much more than is going out now, and we're not, as I said the last time in the last call, we're not hanging our hat on the export strategy. Although if it develops, it's something that we can take advantage of and we would be excited to do so.

Charles Frischer - LF Partners
Terrific, thanks a lot, guys. Thanks a lot.

Operator
Our next question comes from the line of David Olkovetsky with Jefferies and Company. Please proceed with your question.

David Olkovetsky - Jefferies and Company
Hey guys, thanks for taking the questions. First, on Beulah, I guess my understanding is that they've signed with another power provider. Do you have any insight into what they're trying to accomplish there? If I'm not mistaken, that's a mine-mouth operation and I just don't understand how they could find somebody who's less expensive. Can you give me a little bit of sense of what's going on there?

Robert King - Chief Executive Officer
We're actually struggling with that same question. We don't understand how somebody could do it less expensively than we could, but we really can't comment on what other companies are doing or how they're doing it. Obviously, our customer, and we value that customer, has decided to go down a path that's different from us, but it's not something we truly understand.

David Olkovetsky - Jefferies and Company
Is there any possibility that they will change their mind and has the contract, if you know, has that contract been signed for the full amount of coal that that plant requires or is it for a partial amount? Any sense on that?

Robert King - Chief Executive Officer
To our knowledge, they are contracted to do the entire amount. We have no expectations at this point in time that they'll change their minds.

Keith Alessi - Chairman
If I can add a little bit more color to that, we do not anticipate them coming back to us. That said, we've developed other plans and are developing other plans on how to utilize the assets at that facility. The modeling that we provided for both the rating agencies last year basically had Beulah very close to a zero contribution. We believe that in fact it's going to be much bigger than that in the out years and I think you'll hear more about what we have got planned for the Beulah operation over the next several quarters.

David Olkovetsky - Jefferies and Company
But you do have some plans to sell that coal somewhere, essentially, is that what I'm understanding?

Keith Alessi - Chairman
We have plans to either sell coal, utilize the facilities in place for other purposes or to use those assets in other ways, but we believe that there's value to be derived from the operation and its assets.

David Olkovetsky - Jefferies and Company
Can you comment a little bit about Patriot Coal's bankruptcy and if that's impacting you guys in any way in terms of legacy liabilities?

Robert King - Chief Executive Officer
With regard to legacy liabilities, it should not impact us because we're not in the same pool that Patriot is in. So, from that standpoint in our heritage costs, it should not be an issue.

David Olkovetsky - Jefferies and Company
I apologize, just one more question. It's on the Dominion situation. Has there been any thought given to potentially selling those assets to Dominion so that they can reverse integrate it? Is that something that they would be interested? Is it something that you would be interested in?

Robert King - Chief Executive Officer
I'll let Doug Kathol answer that.

Doug Kathol - Executive Vice President
We believe that these are very good assets. They're excellent because they're new. They're good environmental back-ins on them, and we are engaged with discussions with a number of entities that would be logical in this.

David Olkovetsky - Jefferies and Company
Ok great, thank you very much guys. Appreciate it.

Operator
Our next question comes from the line of Bob Clutterbuck with Clutterbuck Capital Management. Please proceed with your question.

Bob Clutterbuck - Clutterbuck Capital Management
Good morning guys, and I think a good continuation to what you have going on. All of my questions have been answered save one. I might have one follow up to that. Bob, when you talked about the wye and Burlington Northern finishing, they're putting the switches on now and plus or minus of mid-June completion date, I know on the last call, we certainly don't expect any revenues in 2013. But have the tests continued, the test burns continued or do we have to wait until the wye is completed before the tests burns? I'm not sure how that procedure works. Can you give any more color on it as to expectations for new clients and revenues out of that?

Robert King - Chief Executive Officer
We do have some small test burns coming out of Absaloka that have not required that wye. However, we do have a major test burn coming up in the third quarter of this year that does require the wye and we will begin shipments for that test burn as soon as the wye is completed. That's relatively major tonnage, and it would be very important for us if we could get that business on a long-term basis. So, we'll begin shipping for that test burn as soon as the wye is completed.

Bob Clutterbuck - Clutterbuck Capital Management
Thank you. I just have one follow up. I just want to make sure I understood looking at our spreadsheets and as you well know historically second quarter is always been the lowest quarter, but I thought in the answer to the first person's question, you said you didn't anticipate that to be the case this year. Is that correct?

Robert King - Chief Executive Officer
No, we have Beulah back running full bore and the outage that would have been normally scheduled for Q2 at ROVA was shifted to Q1. So, ROVA will be running. In addition to that, we are seeing additional generation requirements out of Colstrip due to the low hydro that's out there in the Columbia River Basin. The Columbia River Basin is about 6% lower on snowpack than historically and actual hydrogeneration is significantly lower than it has been in the last couple of years. So, we expect Q2 to get an uplift for all of those reasons, and because of that, we would expect it to be higher than Q1 and higher than traditionally seen.

Bob Clutterbuck - Clutterbuck Capital Management
Okay, terrific. I will turn the floor over to somebody else and keep it going.

Bob King - Chief Executive Officer
Thank you Bob.

Operator
Our next question comes from the line of Matt Farwell with Imperial Capital. Please proceed with your question.

Matt Farwell - Imperial Capital
Hi, good morning, great quarter. Just a quick question on the M&A since I don't think it was asked. What are the chances that we do see some M&A this year? Have the conditions improved, and if so, how would you finance it? Would it be the tack on to the existing notes?

Robert King - Chief Executive Officer
Well, first I'd say, and we say this in every call, but we are continually looking for opportunities. We in fact are looking at several opportunities very closely right now. We don't know how they'll come out, but we definitely are looking. We think the market is right for it based on value, and it is something that we would hope to accomplish or get substantially accomplished this year. Obviously, with M&A, things happen when they happen and things become available when they become available. So, we're going to try to be aggressive in identifying and looking for opportunities and diligently trying to see if we can get something done.

Keith Alessi - Chairman
I think you also see, much like we did when they did Kemmerer, that we will be creative in how we choose to finance any M&A activity that comes to fruition and that could be by a tack on onto the bonds if appropriate, by assumption of liabilities if that's an option, and there might even be some structural intrigue involved in some of the situations we're looking at that could perhaps involve certain types of arbitrages that could accrue to the value of the shareholders. So, it's situational specific, but all options are on the table that make sense. We're driven by value, liquidity, and certainly shareholder value is an important consideration that will weigh heavily on whatever structure we choose.

Matt Farwell - Imperial Capital
Great, thanks a lot for the call in.

Bob King - Chief Executive Officer
Thank you Matt

Operator
Our next question comes from the line of Brian Taddeo with Robert W. Baird. Please proceed with your question.

Brian Taddeo - Robert W. Baird
Hi, good morning everybody. I just had one quick follow up. Thanks for all the color on everything else this morning. One quick follow up on ROVA-in the past, you've talked about potentially getting something done by the end of this year, maybe early '14. Just curious, I know you commented a little bit earlier, but is there any update as to how the conversations are going? Should we expect that this will get resolved before the first contract rolls off in '14?

Doug Kathol - Executive Vice President
I think that's good guidance. We're optimistic, but all things in this field take time and we would hope to get something done this year, but if not, we'll get something done in '14.

Keith Alessi - Chairman
We've done some things that it's really clear there also that really extends the runway that we have available to us based on some ways we've run the operation. So, the date that the contract expires is not a critical date in the total scheme of things. We have some longer runway than that based on operational changes we've made.

Brian Taddeo - Robert W. Baird
Okay, thank you very much. Great quarter.

Operator
There are no further questions at this time. I'd like to turn the floor back over for closing comments.

Robert King - Chief Executive Officer
I'd just like to thank everybody for being on the call, and if there are any other questions, please give Kevin a call and he'll be happy to answer those. I think we've basically said everything we need to say. So, thank you and good morning.

Operator
Thank you. This concludes today's Investor Conference Call. If you would like to access this call for a digital replay, you may dial 877-660-6853 or 201-612-7415 and enter conference ID number 412373. Thank you very much.